Law Offices
                          McAfee & Taft
                    A Professional Corporation
                Tenth Floor, Two Leadership Square
                        211 North Robinson
                Oklahoma City, Oklahoma 73102-7101
                          (405) 235-9621
                        Fax (405) 235-0439

                          June 17, 1996



Mr. Herb Mee, Jr.
The Beard Company
Enterprise Plaza, Suite 320
5600 North May Avenue
Oklahoma City, Oklahoma 73112


                           Re:  Shares of The Beard Company
                                Common Stock, Par Value $.001, to
                                be issued pursuant to The Beard
                                Company Deferred Stock
                                Compensation Plan


Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 ("Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with The Beard Company Deferred Stock Compensation Plan (the "Plan"), which Registration Statement covers the offer and sale of up to 50,000 shares of common stock, par value $.001 per share ("Common Stock"), of The Beard Company (the "Company"). We also examined your minute books and other corporate records, and made such other investigation as we deemed necessary in order to render the opinions expressed herein.

          Based on the foregoing, we are of the opinion that the 50,000 shares of Common Stock to be purchased pursuant to the Plan, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable, and no personal liability will attach as a result of ownership of the Common Stock.

          Consent is hereby given for the inclusion of this opinion as part of the Registration Statement.

                           Very truly yours,


                           MCAFEE & TAFT A PROFESSIONAL CORPORATION

                           McAfee & Taft A Professional Corporation